                                                                    EXHIBIT 11.1





                                LOGILITY, INC.

            Statement re:  Computation of Per Share Earnings (Loss)
                   (In thousands, except per share amounts)

                                                Three Months Ended                    Nine Months Ended
                                                   January 31,                           January 31,
                                           -----------------------------         ----------------------------
                                             1999                 1998             1999                1998
                                           --------             --------         --------            --------
Common Stock:
   Weighted average common
     shares outstanding                     13,468               13,798            13,500              12,697

Dilutive effect of outstanding
     stock options *                           176                    7                -                    7
                                           -------              -------           -------             -------
                Total                       13,644               13,805            13,500              12,704
                                           -------              -------           -------             -------
Net income (loss)                          $   287              $   471           $(8,487)            $ 1,656
                                           =======              =======           =======             =======
Income (loss) per common
   and common equivalent share*            $  0.02              $  0.03           $ (0.63)            $  0.13
                                           =======              =======           =======             =======
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* Stock options are not included in the nine months ended January 31, 1999 calculation due to the anti-dilution to the net loss.